Exhibit 3.3

LIMITED LIABILITY COMPANY AGREEMENT

OF

JEFFERIES GROUP LLC

This Limited Liability Company Agreement of Jefferies Group LLC (the “Company”) is dated as of this 1st day of March, 2013 by the undersigned Members of the Company. Capitalized terms used herein and not otherwise defined have the meanings set forth in Section 8.17. On the date hereof, Jefferies Group, Inc. (the “Corporation”), a Delaware corporation incorporated on December 23, 1998, was converted to a limited liability company (the “Conversion”) pursuant to Section 18-214 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq. (the “Act”). This Limited Liability Company Agreement shall be effective as of the effective time of the Conversion.

ARTICLE 1

ORGANIZATION OF THE COMPANY AND ITS BUSINESS

1.1 Name and Conversion. The name of the limited liability company is Jefferies Group LLC. Effective as of the time of the Conversion (i) all the existing organizational documents of the Corporation are replaced and superseded in their entirety by this Agreement and the Certificate of Formation of the Company in respect of all periods beginning on or after the Conversion, (ii) in accordance with Section 18-214 of the Act, the Company shall constitute a continuation of the existence of the Corporation in the form of a Delaware limited liability company and, for all purposes of the laws of the State of Delaware, shall be deemed to be the same entity as the Corporation and (iii) the Member shall continue the business of the Company without dissolution in the form of a Delaware limited liability company governed by this Agreement. At the time of the Conversion, JSP Holdings, Inc. (“JSP Holdings”) was the owner of all of the outstanding Interests of the Company. Immediately after the effective time of the Conversion, JSP Holdings merged with and into Limestone Merger Sub, LLC (“Limestone”) and as a result of which Limestone, as successor-in-interest to JSP Holdings, became the owner of all of the outstanding Interests of the Company and is automatically admitted as a Member of the Company.

1.2 Purpose and Powers. The purpose of the Company is to engage in any activity for which limited liability companies may be organized in the State of Delaware. The Company shall possess and may exercise all of the powers and privileges granted by the Act, by any other law or by this Agreement, together with any powers incidental thereto, or necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

1.3 Registered Office. The registered office of the Company in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

1.4 Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

1.5 Members. Simultaneously with the effectiveness of this Agreement and the filing of the Certificate of Formation with the Office of the Secretary of State of the State of Delaware, the Members of the Company shall be the holders of the Interests set forth in Schedule A attached hereto.

1.6 Certificates.

(a) Roland Kelly is hereby designated as an “authorized person” of the Company within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company and the Certificate of Conversion from a Corporation to a Limited Liability Company with the Secretary of State of the State of Delaware, which filings are hereby ratified and approved. Upon the filing of such certificates with the Secretary of State of the State of Delaware, the officers of the Company thereupon became the designated “authorized persons” and shall continue as the designated “authorized persons” within the meaning of the Act. The officers of the Company shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

(b) The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation of the Company as provided in the Act. Upon cancellation of the Certificate of Formation of the Company in accordance with the Act, this Agreement and the Company shall terminate.

ARTICLE 2

CAPITALIZATION

2.1 Interests. The Company shall be authorized to issue a single class of Limited Liability Company Interests (as defined in the Act) (the “Interests”) in such amounts as the Board of Directors may determine, including any and all benefits to which the holder of such Interests may be entitled in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. The Members of the Company shall have that number of Interests as are set forth opposite such Members’ names on Schedule A attached hereto. In the event that any additional or substitute Members are admitted to the Company pursuant to the terms of this Agreement, the Directors shall, or shall cause the officers of the Company to, without the consent of any other Person, update Schedule A to reflect such new or substitute Members and the number of Interests issued to such new or substitute Members.

2.2 Capital Contributions. The Members may contribute cash or other property to the Company as it shall decide, from time to time. The provisions of this Section 2.2 are intended to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company, and the Members shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company pursuant to this Agreement.

ARTICLE 3

TAXES

3.1 Tax Characterization and Returns. It is the intention of the Members that the Company be disregarded for U.S. federal income tax purposes (and corresponding provisions of relevant state and local income and franchise tax law) and that the assets, liabilities and activities of the Company be deemed to be the assets, liabilities and activities of the Members for such purposes.

ARTICLE 4

DIRECTORS

4.1 Number, Term of Office and Eligibility. The management of the Company shall be vested in a board of directors (the “Board of Directors”) elected by the Members; provided, however, that the initial members of the Board of Directors were appointed by written consent of the sole stockholder of the Corporation, dated February 28, 2013. The total number of members on the Board of Directors, each of whom is hereby designated as a “manager” within the meaning of Section 18-101(10) of the Act (the “Directors”), shall be fixed from time to time by resolution adopted by the Board of Directors or by resolution of the Members. The initial number of Directors shall be 3. Each Director shall hold office until such Director’s successor is elected and qualified, or until such Director’s earlier death, resignation or removal. Acceptance of the office of a Director may be expressed orally or in writing. In the event of any such vacancy, the Members or the Board of Directors may fill the vacancy. Each Director shall have one (1) vote. Except as otherwise provided in this Agreement, the Board of Directors shall act by the affirmative vote of a majority of the total number of Directors on the Board of Directors at the time such vote is taken. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Board of Directors, a Director may not bind the Company. Any Director may be removed from the Board of Directors, either with or without cause, at any time, by the Members. Any vacancy may (but shall not be required to) be filled by the Members.

4.2 Duty. Except to the extent otherwise provided herein, each Director and officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

4.3 Powers. Except as otherwise provided in this Agreement, all powers to control and manage the business and affairs of the Company shall be exclusively vested in the Board of Directors and the Board of Directors may exercise all powers of the Company and do all such lawful acts as are not by this Agreement directed or required to be exercised or done by the Members and in so doing shall have the right and authority to take all actions that the Board of Directors deem necessary, useful or appropriate for the management and conduct of the business of the Company.

4.4 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall be designated from time to time by resolution of the Board of Directors. At such meetings, the directors shall transact such business as may be properly brought before the meeting.

4.5 Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board or by two or more of the Directors. Notice of each such meeting shall be given to each Director by telephone or in writing, including by facsimile message, to such telephone number or address as a Director may designate from time to time at least 24 hours (in the case of notice by telephone or facsimile message) or 48 hours (in the case of notice by overnight delivery service) or three days (in the case of notice by mail) before the time at which the meeting is to be held. Each such notice shall state the time and place of the meeting to be so held. Any notice by telephone shall be deemed effective if a message regarding the substance of the notice is given on a Director’s behalf to the Director’s secretary or assistance or to a member of the Director’s family.

4.6 Manner of Acting.

(a) Members of the Board of Directors, or any committee thereof, may participate in any meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating therein can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(b) Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if not less than the minimum number of members of the Board of Directors or such committee, as the case may be, that would be necessary to authorize such action at a meeting at which all such members were present, consent thereto in writing or by electronic transmission, and such writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

4.7 Waiver of Notice. Whenever any notice is required to be given, a waiver thereof in writing, signed by the Director or Directors entitled to such notice, or a waiver by electronic transmission by the Director or Directors entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors or any committee thereof need be specified in any waiver of notice of such meeting. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except when the Director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

4.8 Reliance on Books and Records. A Director shall be fully protected in relying in good faith upon the books and records of the Company or information, opinions, reports or statements prepared or presented by any of its officers or by independent public accountants as to the value and amount of the assets, liabilities and/or net profits of the Company, or any other facts pertinent to the existence and amount of funds from which distributions might properly be paid and with which the Interests might properly be purchased or redeemed.

4.9 Committees.

(a) The Board of Directors may designate one or more committees, each committee to consist of one or more Directors, which, to the extent provided in said resolution or resolutions, shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the Company (including the power and authority to designate other committees of the Board of Directors). All acts done by any such committee within the scope of its powers and duties pursuant to this Agreement and the resolutions adopted by the Board of Directors shall be deemed to be, and may be certified as being, done or conferred under the authority of the Board of Directors. The Secretary or any Assistant Secretary is empowered to certify that any resolution duly adopted by any such committee is binding upon the Company and to execute and deliver such certifications from time to time as may be necessary or proper to conduct the business of the Company.

(b) The Board of Directors may designate one or more Directors as alternate members of any committee to replace any absent or disqualified member of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting of such committee and not disqualified from voting, whether or not such member or members constitute a quorum, may (but shall not be required to) unanimously appoint another member of the Board of Directors to act at the meeting in place of such absent or disqualified Director.

4.10 Committee Procedure.

(a) Unless otherwise provided by this Agreement or as otherwise determined by the Board of Directors, notice of the time and place of each meeting of a committee shall be given to each member of such committee as provided in Section 4.5 with respect to notices of meetings of the Board of Directors.

(b) Each committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

(c) Any member of any committee may be removed from such committee either with or without cause, at any time, by the Board of Directors at any meeting thereof. Any vacancy in any committee may (but shall not be required to) be filled by the Board of Directors in the manner prescribed by this Agreement for the original appointment of the members of such committee.

ARTICLE 5

OFFICERS

5.1 Officers. The officers of the Company shall be a chief executive officer, a secretary, a chief financial officer and such other officers, including but not limited to, vice chairmen, vice presidents, and managing directors, as may be elected or appointed in accordance with the provisions of Section 5.2. Any number of offices may be held by the same person. Officers may, but need not, be Directors or Members of the Company, except for the Chairman of the Board, who is required to be a Director. The Chairman of the Board shall be the chief executive officer of the Company, except as otherwise determined by the Board of Directors. All officers elected or appointed pursuant to Section 5.2 shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article 5. Such officers shall also have such powers and duties as may from time to time be conferred by the Board of Directors, by any committee thereof, or by an officer appointing such subordinate officer pursuant to Section 5.2.

5.2 Election/Appointment of Officers, Term and Qualifications. The officers of the Company shall be elected from time to time by the Board of Directors and, except as may otherwise be expressly provided in a contract of employment duly authorized by the Board of Directors, shall hold office at the pleasure of the Board of Directors; provided, however, that the initial officers of the Company were appointed by a written consent of the Board of Directors of the Corporation dated February 28, 2013. In addition, the Board of Directors may delegate to an officer of the Company the power and authority to appoint and/or remove subordinate officers of the Company. Each officer elected or appointed shall hold office until his or her successor shall have been duly elected and shall qualify, or until his or her death, resignation or removal. To the extent permitted by the Act and other applicable law, any two or more offices may be held by the same officer and any office may be held by more than one officer.

5.3 Removal. Any officer may be removed, either with or without cause, by the Board of Directors upon the affirmative vote of a majority of the whole Board of Directors. Any officer appointed by a senior officer may be removed, either with or without cause, by a senior officer.

5.4 Resignations. Except as may otherwise be provided in a contract of employment or corporate policy, any officer of the Company may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chairman of the Board. Such resignation shall take effect on the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

5.5 Vacancies. If any vacancy shall occur in any elected office of the Company, the Board of Directors may (but shall not be required to) elect a successor to fill such vacancy.

ARTICLE 6

MEMBERS

6.1 Rights and Powers of the Members. The Members shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. The Members have no voting rights except with respect to those matters specifically set forth in this Agreement, and any action with respect to such matters must be approved by all of the Members. Notwithstanding any other provision of this Agreement, no action may be taken by the Company (whether by the Board of Directors, or otherwise) in connection with any of the following matters without the consent of the Members:

(a) the dissolution (to the fullest extent permitted by law) or liquidation, in whole or in part, of the Company;

(b) the filing of a petition seeking or consenting to reorganization or relief under any applicable federal or state bankruptcy law;

(c) consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property;

(d) the merger, conversion or consolidation of the Company with any other entity;

(e) the sale of all or substantially all (which shall have the meaning given to such term in the jurisprudence interpreting and applying Section 271 of the General Corporation Law of the State of Delaware, as if the Company were a Delaware corporation, as such jurisprudence may continue to develop) of the Company’s assets; or

(f) any amendment or restatement or termination of this Agreement.

6.2 Waiver of Fiduciary Duties. Notwithstanding any duty (including any fiduciary duty) that may otherwise have existed at law or in equity, to the fullest extent permitted by law, (i) the Members and any Affiliates of the Members shall have no fiduciary duty to any Person bound by this Agreement other than, with respect to the Member, the implied contractual covenant of good faith and fair dealing, and (ii) the sole duties, if any, of the Members or any Affiliates of the Members to any Person bound by this Agreement shall be limited to the contractual duties imposed by this Agreement.

6.3 Manner of Acting. Any vote or action required or permitted to be taken by the Members may, but need not, be taken by consent thereto in a writing signed by all of the Members.

6.4 Bankruptcy. Notwithstanding any other provisions of this Agreement, the bankruptcy (as defined in the Act) of a Member shall not cause such Member to cease to be a member of the Company, and upon the occurrence of such an event, the Company shall continue without dissolution.

ARTICLE 7

LIABILITY AND INDEMNIFICATION

7.1 Liability of a Covered Person.

(a) Except as otherwise provided by the Act or this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Covered Person.

(b) To the fullest extent permitted by law, no Covered Person shall be liable to the Company or any other Person that is a party to or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be or not opposed to the best interests of the Company.

(c) The indemnification provisions set forth in Section 7.2 shall not apply with respect to actions or claims of the Company against the Members.

7.2 Indemnification by the Company.

(a) A Covered Person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any Proceeding may be entitled to indemnification from the Company, in such manner as approved by the Board of Directors in its sole discretion, for any losses incurred by such Covered Person by reason of the fact that such Person was a Covered Person, except that no Covered Person shall be entitled to be indemnified in respect of any losses incurred by such Covered Person by reason of such Covered Person having not acted in good faith or in a manner such Covered Person reasonably believed to be, or not opposed to, the best interests of the Company; provided, however, that any indemnity under this Section 7.2 shall be provided out of and to the extent of Company assets only, and no other Covered Person shall have any personal liability on account thereof.

(b) (i) In the event that any claim, demand, action, suit or proceeding shall be instituted or asserted or any losses shall arise in respect of which indemnity may be sought by a Covered Person pursuant to Section 7.2(a), such Covered Person shall promptly notify the Company thereof in writing. Failure to provide notice shall not affect the Company’s obligations hereunder to the extent such obligations exist, except to the extent the Company is actually and materially prejudiced thereby.

(ii) The Company shall have the right to participate in and control the defense of any Proceeding covered by Section 7.2(a) and, in connection therewith, to retain counsel reasonably satisfactory to each Covered Person, at the Company’s expense, to represent each Covered Person. The Company shall keep the Covered Person advised of the status of Proceeding and the defense thereof and shall consider in good faith recommendations made by the Covered Person with respect thereto.

(iii) In any such Proceeding, any Covered Person shall have the right to retain its own counsel at its own expense; provided, however, that the fees and expenses of such Covered Person’s counsel shall be at the expense of the Company if the Board of Directors has approved indemnification pursuant to Section 7.2(a) and (A) the Company shall have failed, within a reasonable time after having been notified of the existence of an indemnified claim, to assume the defense of such indemnified claim or (B) the named parties to any such claim, demand, action, suit or proceeding (including any impleaded parties) include both the Company and such Covered Person and representation of both parties by the same counsel would be inappropriate in the judgment of the Covered Person (as evidenced by an opinion of counsel) due to actual or potential differing interests between them and the Company shall have failed, within a reasonable time after having been notified of the Covered Person’s objection under this Section 7.2(b)(iii)(B) to such joint representation, to retain counsel for such Covered Person reasonably satisfactory to such Covered Person. It is understood that the Company shall not, in respect of the legal expenses of any Covered Person, in connection with any Proceeding or related Proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel reasonably satisfactory to the Company) for all such Covered Persons and that all such fees and expenses shall be reimbursed as they are incurred; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of a Covered Person (as evidenced by an opinion of counsel) for the same counsel to represent such Covered Person and any other Covered Person, then such Covered Person shall be entitled to retain its own counsel, in each jurisdiction for which the Covered Person reasonably determines counsel is required, at the expense of the Company.

(iv) The Company shall not be liable for any settlement of any Proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify each Covered Person, to the extent provided in Section 7.2(a), as applicable, from and against all losses by reason of such settlement or judgment. The Company shall not effect any settlement of any pending or threatened Proceeding in respect of which any Covered Person is seeking indemnification hereunder without the prior written consent of each such Covered Person (which consent shall not be unreasonably withheld or delayed by any such Covered Person), unless such settlement includes an unconditional release of each such Covered Person from all liability and claims that are the subject matter of such Proceeding.

(v) As necessary or useful to the defending party in effecting the foregoing procedures, the Covered Persons party to a Proceeding shall cooperate in the execution and delivery of agreements, instruments and other documents and in the provision of access to witnesses, documents and property (including access to perform interviews, physical investigations or other activities).

7.3 Advancement of Expenses. Expenses (including legal fees) actually and reasonably incurred by a Covered Person in defending any Proceeding may, from time to time and subject to the sole discretion of the Board of Directors, be advanced by the Company prior to the final disposition of such Proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified therefor as authorized in Section 7.2 hereof.

7.4 Actions Initiated Against The Company. Anything in Section 7.2(a) or Section 7.3 to the contrary notwithstanding, except as provided in Section 7.5, with respect to a Proceeding initiated against the Company by a Director or officer of the Company (whether initiated by such Director or officer in such capacity or in any other capacity, including as a director, officer, employee or agent of Another Enterprise), nothing herein shall require the Company to indemnify or to advance expenses (including legal fees) to such Director or officer in connection with prosecuting such proceeding (or part thereof) or in defending any counterclaim, cross-claim, affirmative defense or like claim of the Company in such Proceeding (or part thereof).

7.5 Fees for Fees. In the event of any Proceeding relating to indemnification or advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the non-prevailing party shall reimburse the prevailing party for all reasonable attorney fees and costs resulting therefrom.

7.6 Determination of Entitlement to Indemnification. Any indemnification permitted under this Article 7 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that (a) indemnification has been approved by the Board of Directors and (b) indemnification of the Covered Person is proper in the circumstances because he or she has met all applicable standards of conduct set forth in this Article 7. Such determination under subsection (b) shall be made, with respect to a person who is a Director or officer of the Company at the time of such determination, (i) by a majority vote of the Directors who are not parties to such Proceeding, even though less than a quorum; (ii) by a committee of such Directors designated by majority vote of such Directors, even though less than a quorum; (iii) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion; or (iv) by the Members. Such determination under subsection (b) shall be made, with respect to any person who is not a Director or officer of the Company at the time of such determination, in the manner determined by the Board of Directors (including in such manner as may be set forth in any general or specific action of the Board of Directors applicable to indemnification claims by such Person) or in the manner set forth in any agreement to which such Person and the Company are parties.

7.7 Non-Exclusive Rights. The indemnification and advancement of expenses provided in this Article 7 shall not be deemed exclusive of any other rights to which any Person may be entitled under any agreement, vote of Members or disinterested Directors or otherwise, both as to action in such Person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a Person who has ceased to be such Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such Person.

7.8 Insurance. The Company may purchase and maintain insurance on behalf of any Person who is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of Another Enterprise, in each case, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Article 7 or otherwise.

7.9 Severability. Notwithstanding the last sentence of Section 8.11, if any provision or provisions of this Article 7 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article 7 (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article 7 (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

ARTICLE 8

MISCELLANEOUS

8.1 Distributions. The Board of Directors may cause the Company to distribute any cash held by it to the extent such cash distribution is not in violation of Sections 18-607 or 18-804 of the Act or other applicable law to the Members at any time.

8.2 Assignments. The Members may assign in whole or in part their limited liability company interests in the Company. Any such transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If a Member transfers all of its limited liability company interest in the Company, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation shall, without further action, be a Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

8.3 Additional Members. No substitute or additional Persons may be admitted as Members of the Company, except as set forth in Section 8.2.

8.4 Dissolution. The Company shall be dissolved, and its affairs shall be wound up, upon the earliest to occur of (a) the consent of the Members to dissolve the Company, (b) the entry of a decree of judicial dissolution of the Company under the Act, or (c) the termination of the legal existence of the last remaining Member of the Company, unless the Company is continued without dissolution in a manner permitted by the Act.

8.5 Distributions upon Dissolution. Upon the occurrence of an event set forth in Section 8.4 hereof, the Members shall be entitled to receive, after paying or making reasonable provision for all of the Company’s creditors to the extent required by Section 18-804 of the Act, the remaining funds of the Company on a pro-rata basis.

8.6 Termination. The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate of Formation of the Company shall have been canceled in the manner required by the Act.

8.7 Seal. The company seal shall have inscribed thereon the name of the Company, the year of its formation and the words “Company Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

8.8 Certificates. The Company may, in the discretion of the Board of Directors, issue certificates to the Members representing the Interests held by each Member. To the extent Interest certificates are issued, then each such certificate shall bear such legends as the Board of Directors may consider necessary or advisable to facilitate compliance with this Agreement, the Securities Act and any other securities law, including, without limitation, legends referencing the transfer restrictions imposed by this Agreement and stating that the Interests have not been registered under the Securities Act.

8.9 Amendment and Integration. This Agreement may be amended only in a writing signed by the Members. This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof.

8.10 Governing Law. This Agreement shall be governed by and construed under the laws of the state of Delaware, excluding any conflicts of laws rule or principle that might refer the governance or construction of this agreement to the law of another jurisdiction.

8.11 Severability. Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any party to lose the benefit of its economic bargain.

8.12 Books and Records. Any books or records maintained by the Company in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method; provided, however, that the books and records so kept can be converted into clearly legible paper form within a reasonable time. The Company shall so convert any books or records so kept upon the request of any Person entitled to inspect such records pursuant to this Agreement or the provisions of the Act.

8.13 Fiscal Year. The fiscal year of the Company shall end on the 30th of November of each year unless the Board of Directors determine otherwise.

8.14 Gender/Number. As used in this Agreement, the masculine, feminine or neuter gender, and the singular and plural number, shall each include the other whenever the context so indicates.

8.15 Section Titles. The titles of the sections and subsections have been inserted as a matter of reference only and shall not control or affect the meaning or construction of any of the terms and provisions hereof.

8.16 Electronic Transmission. For purposes of this Agreement, “electronic transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

8.17 Certain Defined Terms. As used in this Agreement, the following capitalized terms have the following meanings:

“Act” has the meaning set forth in the Preamble.

“Affiliate” means any Person, directly or indirectly, controlling, controlled by or under common control with a Member. For purposes of this definition, the terms “controlling”, “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general partners, managing members or other persons exercising similar authority with respect to such Person.

“Agreement” means this Limited Liability Company Agreement of the Company, as amended from time to time.

“Another Enterprise” means a corporation, partnership, limited liability company, joint venture, trust or other enterprise other than the Company.

“Board of Directors” has the meaning set forth in Section 4.1.

“Conversion” has the meaning set forth in the Preamble.

“Company” has the meaning set forth in Section 1.1.

“Covered Person” means a director or officer of the Company, or a Person serving at the request of the Company as a director, officer, or trustee of Another Enterprise.

“Directors” has the meaning set forth in Section 4.1.

“Interests” has the meaning set forth in Section 2.1.

“JSP Holdings” has the meaning set forth in Section 1.1.

“Limestone” has the meaning set forth in Section 1.1.

“Members” means the Persons who hold limited liability company interests of the Company and are admitted to the Company in accordance with this Agreement, each in its capacity as a Member of the Company.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated or governmental agency or any agency or political subdivision thereof, or other entity.

“Proceeding” means any threatened, pending, or completed claim, action, suit or proceeding, whether civil, criminal, administrative, or investigative.

“Subsidiary” means any corporation, trust, limited liability company or other non-corporate business enterprise in which the Company directly or indirectly holds ownership interests representing (i) more than 50% of the voting power of all outstanding ownership interests of such entity (other than directors’ qualifying shares, in the case of a corporation) or (ii) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding ownership interests upon liquidation or dissolution of such entity.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the sole member of the Company, has executed this Consent as of the date indicated above.

LIMESTONE MERGER SUB, LLC

By:	/s/ Joseph A. Orlando
Name:	Joseph A. Orlando
Title:	President

[Signature Page to Jefferies Group LLC Written Consent of the Sole Member]

Schedule A

Member Interests (effective March 1, 2013)

Name	Number of Interests Held
Limestone Merger Sub, LLC	1